Exhibit 10.1
Exhibit 10.1
Revolving Credit Note
US $30,000,000
January 24, 2008
FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, on the Termination Date (as defined in the Credit Agreement referred to below) the principal sum of THIRTY MILLION DOLLARS ($30,000,000) or if less the principal sum of all Loans outstanding on the Termination Date.
Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to Bank at its office in Omaha, Nebraska, in same day funds, as provided in the Credit Agreement.
This Revolving Credit Note (the “Note”) is the “Note” referred to in, and is entitled to the benefits of the Revolving Credit Agreement, dated as of January 24, 2008 (as the same may be amended or modified from time to time, the “Credit Agreement”), between Borrower and Bank. The Credit Agreement, among other things, (i) provides for the making of Loans by Bank to Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEBRASKA.
EXECUTED AND DELIVERED as of the date first above written.

LINDSAY CORPORATION, a Delaware corporation

By:	/s/ David Downing

Name:	David Downing
Title:	Senior VP and CFO